Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-132389, 333-129250, 333-127674, 333-120930, 333-135318, 333-135798 and 333-139923) and on Form S-8 (File Nos. 333-105610, 333-105609 and 333-139232) of Transmeridian Exploration Incorporated of our reports dated March 28, 2008 relating to the consolidated financial statements of Transmeridian Exploration Incorporated as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and the effectiveness of internal control over financial reporting of Transmeridian Exploration Incorporated as of December 31, 2007, which appear in the Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ UHY LLP

Houston, Texas

March 28, 2008